Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

TSX - DRK

   OTC BB - DRKOF

November 6, 2003

           Form 20-F File No.: 0-30072

LAK RANCH PROJECT

(Vancouver, B.C., November 6, 2003) – The Company reported in its news release of November 6, 2003 that, at current market prices, the oil in place on its Lak Ranch property would generate gross revenues of between U.S.$840 million and U.S.$2.0 billion.  The Company wishes to clarify this statement by pointing out that these numbers are estimates only and are based on recovery factors ranging from 30% to 70% and oil prices at $28U.S. per barrel.  There is no assurance that these numbers are achievable given such factors as fluctuations in world prices for oil, general market conditions, risks inherent in operations and risks generally associated with enhanced recovery projects.

DEREK OIL & GAS CORPORATION

        ”Barry C.J. Ehrl”___________

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The TSX Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.